Exhibit 10.40

2006 INCENTIVE AWARD AGREEMENT

      THIS AGREEMENT (the "Agreement") is entered into as of the 31st day of March 2006, by and between The Commerce Group, Inc., a Massachusetts corporation with its principal place of business in Webster, Massachusetts (the "Company"), and [Name] (the "Officer").

Witnesseth:

      WHEREAS, the Board of Directors of the Company has adopted and the stockholders of the Company have approved the Amended and Restated Incentive Compensation Plan on May 17, 2002 (as amended and/or restated, the "Plan"), which authorizes the Compensation Committee of the Board of Directors (the "Committee") to grant various Awards to Officers or Directors of the Company and its subsidiaries;

WHEREAS, the Committee has approved the grant of this Award (the "Incentive Award") to the Officer, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is agreed as follows:

1. Definitions.

1.1 Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Plan.

1.2 "Adjusted Cumulative EPS," for purposes of Section 3.2 and Section 5 hereof, shall have the respective meanings set forth in Section 3.2.2 and Section 5.3.2.

1.3 "Award Payment" means a cash payment under an Incentive Award pursuant to Section 2.3, Section 3.2, or Section 5 hereof.

1.4 "Award Table" means the table set forth as Exhibit A hereto used to calculate the value of an Incentive Unit.

1.5 "Book Value" shall have the meaning set forth in Section 5.4.1 hereof.

1.6 "Cause" shall have the meaning set forth in Section 5.4.2 hereof.

      1.7  "Cumulative Direct Written Premiums" means the total Direct Written Premiums for the Direct Written Premiums Measurement Period calculated based upon, to the extent available, the Publicly Reported Direct Written Premiums for the fiscal periods comprising the Direct Written Premiums Measurement Period.

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      1.8  "Cumulative EPS" means the total EPS for the Measurement Period calculated based upon, to the extent available, the Publicly Reported EPS for the fiscal periods comprising the EPS Measurement Period.

      1.9  "Direct Written Premiums" means the total premiums for insurance sold to insureds, as opposed to and not including, assumed reinsurance premiums, as calculated for the Company on a consolidated basis in accordance with GAAP.

      1.10  "Direct Written Premiums Measurement Period" means the period beginning January 1, 2008 and ending on December 31, 2008 or such different period specified in Section 3.2.1 or Section 5.3.1 hereof, as applicable.

1.11 "EPS" means the net earnings per share of Common Stock calculated for the Company on a consolidated basis in accordance with GAAP on a "basic" rather than "fully diluted" basis.

1.12 "EPS Measurement Period" means the period beginning January 1, 2006 and ending on December 31, 2008 or such different period specified in Section 3.2.1 or Section 5.3.1 hereof, as applicable.

1.13 "GAAP" means accounting principles generally accepted in the United States as of the date that EPS and Direct Written Premiums were Publicly Reported, consistently applied.

1.14 "Good Reason" shall have the meaning set forth in Section 5.4.3 hereof.

1.15 "Incentive Units" or "IUs" mean the number of Stock Units specified in Section 2.1 hereof upon which the amount of the Award Payment, if any, shall be determined.

1.16 "Measurement Period" means the Direct Written Premiums Measurement Period or the EPS Measurement Period, as applicable.

      1.17  "Publicly Reported" means, with respect to EPS and Direct Written Premiums, (i) for any Measurement Period or portion thereof that includes any of the fiscal years ending December 31, 2006, December 31, 2007, and December 31, 2008, the amounts disclosed in the Company's definitive press release announcing its operating results for the fiscal year then ended, and (ii) for any Measurement Period or portion thereof, other than a full fiscal year, that consists of one or more fiscal quarters, the amounts disclosed in the Company's definitive press release announcing its operating results for the respective fiscal quarter.

1.18 "Settlement Date" shall have the meaning set forth in Section 2.2 hereof, except as otherwise provided in Section 3.2 ("Early Retirement").

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2. Cash-Only Incentive Awards.

      2.1  Grants. The Company hereby grants to the Officer [Awards] Incentive Units (the "Incentive Units" or "IUs"), which represent a fixed number of Stock Units for which the Officer shall be entitled to receive only a cash Award Payment upon the Settlement Date, subject to the terms and conditions set forth in this Agreement.

      2.2  Settlement Date. Except as expressly provided in Section 3.2 ("Early Retirement") hereof, any Award Payment to which the Officer may be entitled hereunder with respect to the Officer's Incentive Units shall be paid on the first business day in March, 2009 (the "Settlement Date"). No Award Payment under this Section 2, Section 3.2 or Section 5 hereof shall be made earlier than the applicable Settlement Date, except to the extent permitted by Section 409A of the Code, and any regulation or other formal guidance issued thereunder, including, without limitation guidance relating to Section 409A(a)(2)(A)(iv) of the Code.

      2.3  Calculation of Award Payment. Provided that the Officer has satisfied the conditions set forth in Section 3.1 hereof, as applicable, no later than the Settlement Date the Company shall pay to the Officer, in cash, an amount per Incentive Unit, if any, as determined in accordance with the Award Table based upon the Cumulative EPS and Cumulative Direct Written Premiums for the applicable Measurement Periods. For example, if (a) the Cumulative EPS exceeds $8.06 but is not greater than $8.39 and (b) the Cumulative Direct Written Premiums exceed $1.931 billion but is not greater than $1.989 billion, then the amount per Incentive Unit would be $0.69.

3. Condition to Cash Settlement.

      3.1  Continuous Employment Requirement. Except as provided in Sections 3.2 and 5 hereof, it shall be a condition to any Award Payment to be made hereunder that throughout the period beginning on the date hereof and ending on the Settlement Date the Officer shall have been in the continuous employ of the Company or any of its subsidiaries as an officer. The Officer shall be deemed to have been in the continuous employ of the Company or any of its subsidiaries as an officer through the Settlement Date in the event of (a) death prior to the Settlement Date while employed by the Company, (b) retirement from the Company prior to the Settlement Date at age 65 or older, or (c) in the event that the Officer is, as of the Settlement Date, on an approved leave of absence for sickness and/or disability or for any other purpose approved by the Committee, except to the extent prohibited by Section 409A of the Code, or any regulation or other formal guidance issued thereunder.

      3.2  Early Retirement. Notwithstanding Section 3.1 hereof, if the Officer separates from service with the Company as a result of retirement at or between age 55 and age 64, after completing at least ten years of service with the Company, then the amount per Incentive Unit, if any, shall be determined as provided in this Section 3.2. This Section 3.2 shall not apply, however, with respect to any such retirement that is effective on or after the effective date of a Change in Control.

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      3.2.1  For purposes of this Section 3.2, (a) the EPS Measurement Period shall be the period beginning January 1, 2006 and ending as of the end of the most recent fiscal quarter preceding the effective date of such Officer's retirement from the Company; and (b) the Direct Written Premiums Measurement Period shall be the four fiscal quarters ending as of the end of the most recent fiscal quarter preceding the effective date of such Officer's retirement from the Company.

      3.2.2.  For purposes of this Section 3.2, the Adjusted Cumulative EPS shall be an amount, rounded to the nearest cent, equal to (a) the actual Cumulative EPS for the EPS Measurement Period provided in Section 3.2.1 hereof, plus (b) an amount equal to (i) $7.41 multiplied by (ii) a fraction, the numerator of which is the number of fiscal quarters unelapsed between the end of the EPS Measurement Period provided in Section 3.2.1 and December 31, 2008, and the denominator of which is twelve (12).

      3.2.3  For purposes of this Section 3.2, the Incentive Unit value shall be determined using the Award Table consistent with Section 2.3 hereof, except that instead of using the actual Cumulative EPS, the Incentive Unit value shall be determined using the Adjusted Cumulative EPS.

      3.2.4  The Company shall pay to the retiring Officer the amount due, if any, as calculated in accordance with this Section 3.2, with such Award Payment to be made to the retiring Officer within sixty (60) days of the effective date of the Officer's retirement (the "Settlement Date" for purposes of this Section 3.2) (or such shorter period as may be necessary to satisfy the requirements of Section 409A of the Code); provided, however, that if the Officer is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code, such Award Payment shall be made within sixty (60) days after the date that is six (6) months after the effective date of the Officer's retirement date.

      4.   Adjustments for Stock Dividends, Stock Splits, Etc. The Committee shall appropriately adjust, in accordance with the Plan, the amounts set forth in this Agreement, including the Award Table, to the extent necessary to reflect any change, after the date hereof and on or before the end of the applicable Measurement Period, in the number of shares of Common Stock outstanding by way of any stock dividend, stock split, combination of shares, recapitalization, or the like, as applicable.

5. Change in Control.

      5.1  Settlement Date. In the event of a "Change in Control" (as defined in the Plan or, to the extent more restrictive, as defined in Section 409A(a)(2)(v) of the Code) of the Company, the Settlement Date shall be as defined in Section 2.2 hereof.

      5.2  Continuous Employment. The Officer shall be entitled to the Award Payment, if and to the extent provided in this Section 5, only if the Officer shall have been in the continuous employ of the Company or any of its subsidiaries, as provided in Section 3.1

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hereof or this Section 5.2, from the date hereof through the Settlement Date. If, within the meaning of Section 3.1 hereof, the Officer has been in the continuous employ of the Company and its subsidiaries from the date hereof through the effective date of the Change in Control, then the Officer shall be deemed to have been in the continuous employ of the Company and its subsidiaries through the Settlement Date unless prior to the Settlement Date (i) the Company or any of its subsidiaries, as applicable, has terminated the Officer's employment for Cause (as defined in Section 5.4.2 hereof), or (ii) the Officer has voluntarily resigned from the Company and its subsidiaries, as applicable, other than for Good Reason (as defined in Section 5.4.3 hereof). Section 3.2 hereof, with respect to a retirement at or between age 55 and age 64 and after completing at least ten years of service with the Company, shall not apply with respect to any such retirement that is effective on or after the effective date of a Change in Control.

      5.3  Calculation of Award Payment After a Change in Control. For purposes of calculating the Award Payment, if any, due after a Change in Control, the amount per Incentive Unit for purposes of this Section 5 shall be determined using the Award Table consistent with Section 2.3 hereof, except that the Measurement Periods shall be as provided in Section 5.3.1 hereof and that instead of using the actual Cumulative EPS, the Incentive Unit value shall be determined using the Adjusted Cumulative EPS as calculated in accordance with Section 5.3.2 hereof.

      5.3.1.  For purposes of this Section 5, (a) the EPS Measurement Period shall be the period beginning January 1, 2006 and ending as of the end of the most recent fiscal quarter preceding the effective date of the Change in Control; and (b) the Direct Written Premiums Measurement Period shall be the four fiscal quarters ending as of the end of the most recent fiscal quarter preceding the effective date of the Change in Control.

5.3.2 For purposes of this Section 5, the Adjusted Cumulative EPS shall be the amount, rounded to the nearest cent, equal to

(a) the Market Value (as defined in Section 5.4.4 hereof), plus

      (b)  an amount, rounded to the nearest cent, equal to (a) the actual Cumulative EPS for the EPS Measurement Period provided in Section 5.3.1 hereof, plus (b) an amount equal to (i) $7.41 multiplied by (ii) a fraction, the numerator of which is the number of fiscal quarters unelapsed between the end of the EPS Measurement Period and December 31, 2008, and the denominator of which is twelve (12), minus

(c) the Book Value (as defined in Section 5.4.1) as of the end of the most recent fiscal quarter preceding the effective date of the Change in Control.

5.4 Certain Definitions.

5.4.1 The term "Book Value" means the book value per share of Common Stock as determined in accordance with GAAP, rounded to the nearest cent.

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5.4.2 The term "Cause" means the Officer

      (i)  has been convicted by a court of competent jurisdiction of any criminal offense, whether a felony or misdemeanor, involving dishonesty, breach of trust or misappropriation, or has entered a plea of nolo contendere to any such offense;

      (ii)  has been the subject of any action taken by a regulatory body or a self regulatory organization that, in the Committee's good faith judgment, substantially impairs the Officer from performing his or her duties to the Company or its subsidiaries, as applicable;

      (iii)  has committed, in the Committee's good faith judgment, any act of personal dishonesty in connection with the Officer's responsibilities to the Company or any of its subsidiaries that is intended to result in the Officer's personal enrichment;

      (iv)  has willfully committed, in the Committee's good faith judgment, a material violation of the policies or rules of the Company or its subsidiaries, as applicable, including the Company's Code of Ethics;

      (v)  has committed a willful violation or any law, rule or regulation applicable to the Company or any of its affiliates (A) which, in the Committee's good faith judgment, is a felony or misdemeanor, or (B) which, in the Committee's good faith judgment, will likely have or has had a material adverse effect on the business, interests or reputation of the Company and its subsidiaries, taken as a whole;

      (vi)  has committed, in the Committee's good faith judgment, a willful and unauthorized disclosure of material confidential information that the Officer received as a consequence of the Officer's employment by or other service with the Company or any of its subsidiaries, as applicable, which disclosure, in the Committee's good faith judgment, will likely have or has had a material adverse effect on the business, interests or reputation of the Company and its subsidiaries, taken as a whole; or

      (vii)  has committed, in the Committee's good faith judgment, gross negligence or gross misconduct in the performance of duties reasonably assigned to the Officer in accordance with the custom and practices of the Company or its subsidiaries, as applicable, that, in the Committee's good faith judgment, will likely be or has been materially injurious to the Company or any Affiliated Company or any of their customers; or

      (viii)  has willfully refused to perform any lawful order or instruction reasonably given to the Officer in accordance with the custom and practices of the Company or its subsidiaries, as applicable, other than a refusal resulting from the Officer's incapacity because of physical or mental illness, which

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refusal continues for more than twenty (20) days after the Company gives written notice to the Officer pursuant to a vote of the Committee, such notice and vote setting forth in reasonable detail the nature of such refusal.

      In the case of clauses (ii) through (vii) of this Section 5.4.2, the Company shall provide the Officer with written notice making reference to this Agreement, stating that the Company intends to terminate the Officer for Cause within the meaning of this Section 5.4.2, and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause. The Company shall give such notice to the Officer not less than thirty (30) days prior to the Committee's definitive determination of Cause and not more than three (3) months after the Company first has actual knowledge of facts and circumstances allegedly constituting Cause. The Company shall afford the Officer an opportunity to provide a written rebuttal to the Committee before the Committee makes a definitive determination of Cause. For purposes of this Section 5.4.2, no act or failure to act on the part of the Officer shall be considered "willful" unless it is done, or omitted to be done, by the Officer in bad faith or without reasonable belief that the Officer's act or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Officer in good faith and in the best interests of the Company.

5.4.3 The term "Good Reason" means

      (i)  a substantial and adverse alteration in the nature, status, or prestige of the Officer's responsibilities, title, authority, powers, functions, duties or reporting requirements, taken as a whole, as compared to the Officer's responsibilities, title, authority, powers, functions, duties or reporting requirements, taken as a whole, immediately prior to the Change in Control;

      (ii)  a reduction in the Officer's annual base compensation as compared to the annual compensation in effect immediately prior to the Change in Control, other than a reduction of not more than ten percent (10%) that is also applied to substantially all similarly situated officers;

      (iii)  a reduction in the percentage of the Officer's base salary on which the Officer's bonus is based as compared to the average percentage used during the three years immediately preceding the Change in Control, other than a reduction of not more than ten percent (10%) that is also applied to substantially all similarly situated officers;

      (iv)  a substantial reduction of the facilities and perquisites (including office space) available to the Officer as compared to the facilities and perquisites (including office space) immediately prior to the Change in Control;

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      (v)  any failure of the Company to provide the Officer with benefits at least as favorable as those enjoyed by the Officer under any of the retirement, life insurance, medical, health, and accident, disability or other employee plans of the Company or any of its subsidiaries in which the Officer participated immediately prior to the effective date of the Change in Control, taken as a whole, or the taking of any action that would materially reduce any of such benefits in effective as of the Change in Control, unless the reduction is part of a reduction applicable to all employees;

      (vi)  the Company's relocation, without the Officer's prior written consent, of the Officer's principal place of employment to any place outside a twenty-five (25) mile radius of the Officer's principal place of employment immediately prior to the Change in Control; or

(vii) a breach by the Company of any material obligation to the Officer;

provided, however, that the Officer shall have given the Company written notice before the Officer's voluntary resignation, which notice must have made reference to this Agreement, set forth in reasonable detail the facts and circumstances allegedly constituting Good Reason, and stated that the Officer intends to voluntarily resign for Good Reason within the meaning of this Section 5.4.3, and that, within twenty (20) days after receipt of such notice, the Company and its subsidiaries, as applicable, shall not have rescinded or otherwise cured, and held the Officer harmless against, each of the events cited in the Officer's notice as a basis for Good Reason.

      5.4.4  The term "Market Value" means the average, rounded to the nearest cent, of the daily average of high and low sale prices of the Common Stock for the five trading days including and preceding the effective date of the Change in Control, as reported by the securities exchange or automated quotation system on which the Common Stock is listed on the effective date of the Change in Control.

6. No Rights of a Stockholder. Nothing herein shall entitle the Officer to any voting, dividend, or other rights of an actual owner of shares of Common Stock.

      7.   No Right to Continued Employment. The Officer shall have no right to continued employment by the Company or any of its subsidiaries by virtue of this Agreement, and nothing contained herein shall be construed to limit the Company's right at any time to terminate the Officer's employment or service with or without Cause, subject only to those obligations the Company may have for unpaid salary and/or expenses, in accordance with provisions of law.

      8.   Non-Transferability. This Agreement and any right to receive any Award Payment hereunder shall not be transferable; provided, however, that in the event of the Officer's death, the Officer's beneficiary shall be entitled to receive any Award Payment due hereunder.

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      9.   Dispute Resolution. In the event of any dispute regarding the calculation of any Award Payment due at the Settlement Date under this Agreement, the matter shall be referred to the Company's independent public accountants, whose determination shall be final and binding.

10. Taxes. The Officer shall be responsible for all taxes and related amounts due under federal, state and/or local law relating to the Agreement and any Award Payment made hereunder.

[End of this page.]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

THE COMMERCE GROUP, INC.

CORPORATE	By:
SEAL
Arthur J. Remillard, Jr.
President & Chief Executive Officer

Name:
Title:

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OFFICER INCENTIVE AWARDS																Exhibit A
Direct written premium year
end 2008			in Millions
More than			$1,874	$1,931	$1,989	$2,048	$2,108	$2,169	$2,232	$2,296	$2,361	$2,427	$2,494	$2,563	$2,633	$2,704	$2,776
Not more than		$1,874	$1,931	$1,989	$2,048	$2,108	$2,169	$2,232	$2,296	$2,361	$2,427	$2,494	$2,563	$2,633	$2,704	$2,776
Three year reported earnings per share
More	Not more	Payment per award
Than	Than

$7.41	$7.74	$0.20	$0.21	$0.22	$0.24	$0.25	$0.26	$0.28	$0.29	$0.30	$0.31	$0.33	$0.34	$0.35	$0.37	$0.38	$0.39
$7.74	$8.06	$0.40	$0.43	$0.45	$0.48	$0.51	$0.53	$0.56	$0.59	$0.61	$0.64	$0.67	$0.69	$0.72	$0.75	$0.77	$0.80
$8.06	$8.39	$0.61	$0.65	$0.69	$0.73	$0.77	$0.81	$0.86	$0.90	$0.94	$0.98	$1.02	$1.06	$1.10	$1.14	$1.18	$1.22
$8.39	$8.73	$0.83	$0.88	$0.94	$0.99	$1.05	$1.11	$1.16	$1.22	$1.27	$1.33	$1.38	$1.44	$1.49	$1.55	$1.60	$1.66
$8.73	$9.06	$1.05	$1.12	$1.19	$1.27	$1.34	$1.41	$1.48	$1.55	$1.62	$1.69	$1.76	$1.83	$1.90	$1.97	$2.04	$2.11
$9.06	$9.40	$1.29	$1.37	$1.46	$1.54	$1.63	$1.72	$1.80	$1.89	$1.97	$2.06	$2.14	$2.23	$2.32	$2.40	$2.49	$2.57
$9.40	$9.73	$1.53	$1.63	$1.73	$1.83	$1.93	$2.04	$2.14	$2.24	$2.34	$2.44	$2.54	$2.65	$2.75	$2.85	$2.95	$3.05
$9.73	$10.07	$1.77	$1.89	$2.01	$2.13	$2.25	$2.37	$2.48	$2.60	$2.72	$2.84	$2.96	$3.08	$3.19	$3.31	$3.43	$3.55
$10.07	$10.41	$2.03	$2.16	$2.30	$2.44	$2.57	$2.71	$2.84	$2.98	$3.11	$3.25	$3.38	$3.52	$3.65	$3.79	$3.92	$4.06
$10.41	$10.75	$2.29	$2.44	$2.60	$2.75	$2.90	$3.06	$3.21	$3.36	$3.51	$3.67	$3.82	$3.97	$4.13	$4.28	$4.43	$4.58
$10.75	$11.10	$2.56	$2.73	$2.90	$3.07	$3.25	$3.42	$3.59	$3.76	$3.93	$4.10	$4.27	$4.44	$4.61	$4.78	$4.95	$5.12
$11.10	$11.44	$2.84	$3.03	$3.22	$3.41	$3.60	$3.79	$3.98	$4.17	$4.36	$4.54	$4.73	$4.92	$5.11	$5.30	$5.49	$5.68
$11.44	$11.79	$3.13	$3.33	$3.54	$3.75	$3.96	$4.17	$4.38	$4.58	$4.79	$5.00	$5.21	$5.42	$5.63	$5.84	$6.04	$6.25
$11.79	$12.14	$3.42	$3.65	$3.88	$4.10	$4.33	$4.56	$4.79	$5.02	$5.24	$5.47	$5.70	$5.93	$6.16	$6.38	$6.61	$6.84
$12.14	$12.49	$3.72	$3.97	$4.22	$4.47	$4.71	$4.96	$5.21	$5.46	$5.71	$5.95	$6.20	$6.45	$6.70	$6.95	$7.19	$7.44
$12.49	$12.84	$4.03	$4.30	$4.57	$4.84	$5.11	$5.37	$5.64	$5.91	$6.18	$6.45	$6.72	$6.99	$7.25	$7.52	$7.79	$8.06
$12.84	$13.19	$4.35	$4.64	$4.93	$5.22	$5.51	$5.80	$6.09	$6.38	$6.67	$6.96	$7.25	$7.54	$7.83	$8.12	$8.41	$8.70
$13.19	$13.54	$4.67	$4.99	$5.30	$5.61	$5.92	$6.23	$6.54	$6.85	$7.17	$7.48	$7.79	$8.10	$8.41	$8.72	$9.04	$9.35
$13.54	$13.90	$5.01	$5.34	$5.67	$6.01	$6.34	$6.68	$7.01	$7.34	$7.68	$8.01	$8.35	$8.68	$9.01	$9.35	$9.68	$10.01
$13.90	$14.26	$5.35	$5.71	$6.06	$6.42	$6.78	$7.13	$7.49	$7.85	$8.20	$8.56	$8.92	$9.27	$9.63	$9.99	$10.34	$10.70
$14.26	$14.62	$5.70	$6.08	$6.46	$6.84	$7.22	$7.60	$7.98	$8.36	$8.74	$9.12	$9.50	$9.88	$10.26	$10.64	$11.02	$11.40
$14.62	$14.98	$6.06	$6.46	$6.87	$7.27	$7.67	$8.08	$8.48	$8.88	$9.29	$9.69	$10.10	$10.50	$10.90	$11.31	$11.71	$12.12
$14.98	$15.34	$6.42	$6.85	$7.28	$7.71	$8.14	$8.57	$8.99	$9.42	$9.85	$10.28	$10.71	$11.14	$11.56	$11.99	$12.42	$12.85
$15.34	$15.70	$6.80	$7.25	$7.71	$8.16	$8.61	$9.07	$9.52	$9.97	$10.43	$10.88	$11.33	$11.79	$12.24	$12.69	$13.15	$13.60
$15.70	$16.07	$7.18	$7.66	$8.14	$8.62	$9.10	$9.58	$10.06	$10.54	$11.02	$11.49	$11.97	$12.45	$12.93	$13.41	$13.89	$14.37
$16.07	$16.44	$7.58	$8.08	$8.59	$9.09	$9.60	$10.10	$10.61	$11.11	$11.62	$12.12	$12.63	$13.13	$13.64	$14.14	$14.65	$15.15
$16.44	$16.80	$7.98	$8.51	$9.04	$9.57	$10.11	$10.64	$11.17	$11.70	$12.23	$12.76	$13.30	$13.83	$14.36	$14.89	$15.42	$15.96
$16.80	$17.18	$8.39	$8.95	$9.51	$10.07	$10.62	$11.18	$11.74	$12.30	$12.86	$13.42	$13.98	$14.54	$15.10	$15.66	$16.22	$16.78
$17.18	$17.55	$8.81	$9.39	$9.98	$10.57	$11.15	$11.74	$12.33	$12.92	$13.50	$14.09	$14.68	$15.26	$15.85	$16.44	$17.03	$17.61
$17.55	$17.92	$9.23	$9.84	$10.46	$11.07	$11.69	$12.30	$12.92	$13.53	$14.15	$14.76	$15.38	$15.99	$16.61	$17.22	$17.84	$18.45
$17.92	$18.30	$9.65	$10.29	$10.94	$11.58	$12.22	$12.87	$13.51	$14.15	$14.80	$15.44	$16.08	$16.73	$17.37	$18.01	$18.66	$19.30
$18.30	$18.67	$10.07	$10.75	$11.42	$12.09	$12.76	$13.43	$14.10	$14.78	$15.45	$16.12	$16.79	$17.46	$18.13	$18.80	$19.48	$20.15
$18.67	$19.05	$10.50	$11.20	$11.90	$12.60	$13.30	$14.00	$14.70	$15.40	$16.10	$16.80	$17.50	$18.20	$18.90	$19.60	$20.30	$21.00
$19.05	$19.43	$10.93	$11.66	$12.39	$13.11	$13.84	$14.57	$15.30	$16.03	$16.76	$17.48	$18.21	$18.94	$19.67	$20.40	$21.13	$21.86
$19.43	$19.82	$11.36	$12.12	$12.87	$13.63	$14.39	$15.14	$15.90	$16.66	$17.42	$18.17	$18.93	$19.69	$20.44	$21.20	$21.96	$22.72
$19.82	$20.20	$11.79	$12.58	$13.36	$14.15	$14.93	$15.72	$16.51	$17.29	$18.08	$18.86	$19.65	$20.44	$21.22	$22.01	$22.79	$23.58
$20.20	$20.59	$12.22	$13.04	$13.85	$14.67	$15.48	$16.30	$17.11	$17.93	$18.74	$19.56	$20.37	$21.19	$22.00	$22.82	$23.63	$24.45
$20.59	$20.97	$12.66	$13.50	$14.35	$15.19	$16.03	$16.88	$17.72	$18.57	$19.41	$20.25	$21.10	$21.94	$22.79	$23.63	$24.47	$25.32
$20.97	$21.36	$13.10	$13.97	$14.84	$15.72	$16.59	$17.46	$18.34	$19.21	$20.08	$20.95	$21.83	$22.70	$23.57	$24.45	$25.32	$26.19
$21.36	$21.75	$13.54	$14.44	$15.34	$16.24	$17.15	$18.05	$18.95	$19.85	$20.75	$21.66	$22.56	$23.46	$24.36	$25.27	$26.17	$27.07
$21.75	$22.14	$13.98	$14.91	$15.84	$16.77	$17.70	$18.64	$19.57	$20.50	$21.43	$22.36	$23.30	$24.23	$25.16	$26.09	$27.02	$27.95
$22.14	$22.54	$14.42	$15.38	$16.34	$17.30	$18.27	$19.23	$20.19	$21.15	$22.11	$23.07	$24.03	$25.00	$25.96	$26.92	$27.88	$28.84
$22.54	$22.93	$14.87	$15.86	$16.85	$17.84	$18.83	$19.82	$20.81	$21.80	$22.79	$23.78	$24.78	$25.77	$26.76	$27.75	$28.74	$29.73
$22.93	$23.33	$15.31	$16.33	$17.35	$18.37	$19.40	$20.42	$21.44	$22.46	$23.48	$24.50	$25.52	$26.54	$27.56	$28.58	$29.60	$30.62
$23.33	$23.73	$15.76	$16.81	$17.86	$18.91	$19.96	$21.01	$22.07	$23.12	$24.17	$25.22	$26.27	$27.32	$28.37	$29.42	$30.47	$31.52
$23.73	$24.13	$16.21	$17.29	$18.37	$19.45	$20.54	$21.62	$22.70	$23.78	$24.86	$25.94	$27.02	$28.10	$29.18	$30.26	$31.34	$32.42
$24.13	$24.53	$16.66	$17.78	$18.89	$20.00	$21.11	$22.22	$23.33	$24.44	$25.55	$26.66	$27.77	$28.89	$30.00	$31.11	$32.22	$33.33
$24.53	$24.94	$17.12	$18.26	$19.40	$20.54	$21.68	$22.83	$23.97	$25.11	$26.25	$27.39	$28.53	$29.67	$30.81	$31.96	$33.10	$34.24
$24.94	$25.34	$17.58	$18.75	$19.92	$21.09	$22.26	$23.43	$24.61	$25.78	$26.95	$28.12	$29.29	$30.46	$31.64	$32.81	$33.98	$35.15
$25.34	$25.75	$18.03	$19.24	$20.44	$21.64	$22.84	$24.05	$25.25	$26.45	$27.65	$28.85	$30.06	$31.26	$32.46	$33.66	$34.87	$36.07
$25.75	$26.16	$18.49	$19.73	$20.96	$22.19	$23.43	$24.66	$25.89	$27.13	$28.36	$29.59	$30.82	$32.06	$33.29	$34.52	$35.76	$36.99
$26.16	$26.57	$18.96	$20.22	$21.48	$22.75	$24.01	$25.28	$26.54	$27.80	$29.07	$30.33	$31.60	$32.86	$34.12	$35.39	$36.65	$37.91
$26.57	$26.98	$19.42	$20.72	$22.01	$23.31	$24.60	$25.90	$27.19	$28.48	$29.78	$31.07	$32.37	$33.66	$34.96	$36.25	$37.55	$38.84
$26.98	$27.40	$19.89	$21.21	$22.54	$23.87	$25.19	$26.52	$27.84	$29.17	$30.49	$31.82	$33.15	$34.47	$35.80	$37.12	$38.45	$39.78
$27.40	$27.81	$20.36	$21.71	$23.07	$24.43	$25.78	$27.14	$28.50	$29.86	$31.21	$32.57	$33.93	$35.28	$36.64	$38.00	$39.35	$40.71
$27.81	$28.23	$20.83	$22.21	$23.60	$24.99	$26.38	$27.77	$29.16	$30.55	$31.93	$33.32	$34.71	$36.10	$37.49	$38.88	$40.26	$41.65
$28.23	$28.65	$21.30	$22.72	$24.14	$25.56	$26.98	$28.40	$29.82	$31.24	$32.66	$34.08	$35.50	$36.92	$38.34	$39.76	$41.18	$42.60
$28.65	$29.07	$21.77	$23.22	$24.68	$26.13	$27.58	$29.03	$30.48	$31.93	$33.38	$34.84	$36.29	$37.74	$39.19	$40.64	$42.09	$43.54
$29.07	$29.50	$22.25	$23.73	$25.22	$26.70	$28.18	$29.66	$31.15	$32.63	$34.11	$35.60	$37.08	$38.56	$40.05	$41.53	$43.01	$44.50
$29.50	$29.92	$22.73	$24.24	$25.76	$27.27	$28.79	$30.30	$31.82	$33.33	$34.85	$36.36	$37.88	$39.39	$40.91	$42.42	$43.94	$45.45
$29.92		$23.21	$24.75	$26.30	$27.85	$29.40	$30.94	$32.49	$34.04	$35.58	$37.13	$38.68	$40.22	$41.77	$43.32	$44.87	$46.41

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